Exhibit 99.1
RXi Pharmaceuticals Appoints Rudolph Nisi, M.D. to Board of Directors
Worcester, MA, January 22, 2009 — RXi Pharmaceuticals Corporation (Nasdaq: RXII), a biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi), today announced that Rudolph Nisi, M.D. has been appointed to the Company’s Board of Directors, effective as of January 15, 2009.
Dr. Nisi is a prominent cardiologist, the Chairman of the Board and an attending physician at Westchester Square Medical Center and has been a Clinical Professor of Medicine at Cornell University Medical College for over 10 years. Dr. Nisi is also a member of the Board of Directors of Tempra Technology, Inc., and was the Chairman of the Board of Medco Research, a company he founded that was later acquired by King Pharmaceuticals.
Tod Woolf, Ph.D., President and CEO noted, “Dr. Nisi is an excellent addition to our Board. He has biotech experience, has developed a marketed drug and has extensive experience in healthcare as a practicing physician and hospital board member. He will contribute significantly to our company and the applications of our technology to medicine.”
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi Pharmaceuticals’ rxRNA™ compounds are distinct from the siRNA compounds used by many other companies developing RNAi therapeutics and are very active and potent (10-100pM activity in cell culture) based on the company’s internal research, in addition to being nuclease resistant and readily manufactured. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi-based therapeutics market with its accomplished scientific advisors, including Dr. Craig Mello, recipient of the 2006 Nobel Prize for his co-discovery of RNAi; a management team that is experienced in developing RNAi products; and a strong early intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, plan and future development of RXi Pharmaceutical Corporation’s products and technologies. These forward-looking statements about future expectations, plans and prospects of the development of RXi Pharmaceutical Corporation’s products and technologies involve significant risks, uncertainties and assumptions, including the risk that the development of our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.
CONTACT:
RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com
or
Investors
SAN Group
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com